Press Release	Source: Petrol Oil and Gas Inc.

Petrol Oil & Gas Acquires Producing Coal Bed Methane Gas Properties

Monday November 8, 9:02 am ET

Prolific Thayer Gas Field To Add Over 3 Million cubic feet of Daily Production; Field Expected to Generate Gross Revenues of about $9.6 Million at Current Gas Prices During 2005

LAS VEGAS--(BUSINESS WIRE)--Nov. 8, 2004-- Petrol Oil and Gas Inc. (OTCBB: POIG - News) announced today that it has completed the acquisition of the leasehold rights to approximately 10,000 acres and 71 producing gas wells in the Thayer Gas Field, in Southeast Kansas. The purchase price for the property was $10,000,000, all of which the company paid in cash at closing. This producing property, Petrol-Neodesa, is in a mature and highly prolific Coal Bed Methane (CBM) gas producing area located in Wilson and Neosho counties, Kansas and currently produces about 3,000 Mcf per day of gas, based upon production from the 71 wells.

Based upon current gas prices and production levels on the property, Petrol-Neodesa is expected to generate gross revenues of about $9.6 million for Petrol in 2005. This would result in $0.15 operating cash flow per share based on the number of shares issued and outstanding. In addition Petrol-Neodesa has room for an additional 100 drillable locations and thus the company plans to increase projected revenues through a sustained drilling program in 2005 in order to expand production. Net cash flow after production, operational, interest and other expenses, from Petrol-Neodesa is expected to be roughly $3.5 Million in 2005.

"We are very pleased that Petrol was able to acquire such an attractive producing gas property at about $1.14 per Mcf of proved net reserves, particularly given the robust energy market," said Paul Branagan, Petrol's President and Chief Executive Officer. "We believe that this acquisition dramatically changes the current and future prospects for Petrol Oil and Gas. Producing 3,000,000 cubic feet of gas from Petrol-Neodesa greatly diversifies our revenue streams and compliments our ongoing CBM drilling program just to the north in our Coal Creek Project. With multiple CBM project areas under production we expect to be a much better balanced company and able to provide linkage between all our Cherokee basin CBM properties. In addition cash flow from our Petrol-Neodesa and Coal Creek properties will allow us to continue to invest in our drilling programs, increase production and provide us the opportunity to selectively make additional acquisitions without relying upon external financing."

Forward-Looking Statement: The statements in this press release regarding any implied or perceived benefits from the acquisition of the Thayer gas field properties, plans to drill additional CBM gas wells, anticipated revenues, the acquisition of additional oil or gas leases, maintaining mineral lease rights, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Investor Information:

Petrol Oil and Gas Inc.

702-454-7318

www.petroloilandgas.com

or

CEOcast, Inc. for Petrol Oil and Gas

Ed Lewis, 212-732-4300x225

Source: Petrol Oil and Gas Inc.